Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of First National Corporation of our report dated March 30, 2023, relating to the consolidated financial statements of First National Corporation, appearing in the Annual Report on Form 10-K of First National Corporation for the year ended December 31, 2022.

/s/ Yount, Hyde & Barbour, P.C.

Winchester, Virginia

June 23, 2023